Exhibit 99.2
12-Month Liquidity Shock Analysis
As of September 30, 2005
(Dollars in Thousands)
(Unaudited)

HOLDING COMPANY AND
NON-BANK SUBSIDIARIES
Unencumbered Liquidity:(1)
Cash and Cash Equivalents	$370,927

Investment Securities (2)(3)	244,622

Mortgage Loans (2)	192,816

Total Unencumbered Liquidity(4)	$808,365

I. Payments on Unsecured Borrowings Due within 12 months:(5)
Floating Rate Senior Notes, due December 2005	$115,000
8.50% Senior Notes, due August 2006	7,000
Approximate interest to be paid during the next 12 months on unsecured borrowings (6)(7)	54,946

Total Unsecured Borrowings	176,946

II. Estimated Dividends (next 12 months)
Common Stock (8)(9)	34,538
Preferred Stock(9)	33,299

Total Estimated Dividends	67,837

Toral Unsecured Borrowings and Dividends	$244,783

Unencumbered liquidity after payment of unsecured borrowings and dividends	$563,582

(1)	Based on cash, investment securities and mortgage loans as of September 30, 2005, without taking into consideration the 12-month cash flow forecast.

(2)	Based on its outstanding principal balance as of September 30, 2005. Only includes mortgage loans that the Company believes are readily financeable under existing warehousing lines.

(3)	Excludes fair value of IOs and derivative instruments.

(4)	Total unencumbered liquidity on a consolidated basis as of September 30, 2005 amounted to $2.6 billion.

(5)	Assumes unsecured borrowings are not refinanced and that public debt is not accelerated prior to its stated maturity.

(6)	Includes $32.5 million related to Floating Rate Notes based on the actual 3-month LIBOR at the last determination date. Also assumes 3-month LIBOR will remain constant throughout the 12-month period.

(7)	Excludes $2.9 million of debt service associated with the industrial development bonds secured by Doral Financial’s corporate headquarters.

(8)	Based on current quarterly dividend of $0.08 per share and 107,930,236 shares of common stock outstanding as of September 30, 2005.

(9)	Actual dividends are subject to the discretion of Doral Financial’s Board of Directors.